PTC Announces Second Quarter FY'16 Results

Bookings Exceed High End of Guidance; Business Model Transition Accelerates with 54% Subscription Mix

NEEDHAM, MA, April 20, 2016 ‑ PTC (Nasdaq: PTC) today reported financial results for the second quarter ended April 2, 2016.

Q2 Fiscal 2016 Overview
Second quarter FY'16 GAAP revenue was $273 million; non-GAAP revenue was $274 million.  GAAP net loss was $5 million or $0.05 per share; non-GAAP net income was $26 million or $0.23 per share.

As compared to the second quarter of FY'15, currency negatively impacted revenue by approximately $9 million and negatively impacted non-GAAP EPS by approximately $0.01 per share.

James Heppelmann, President and CEO said, "We were very pleased with our execution in Q2.  Bookings exceeded the high-end of guidance, adoption of our subscription licensing model accelerated, support conversions to subscription accelerated sequentially, and we continued to gain traction in our IoT business." Heppelmann added, "While a higher subscription mix negatively impacts near-term reported revenue and earnings, we believe significant long-term value will be created for our customers and shareholders by transitioning to a subscription model. Importantly, we remain committed to our track record of financial discipline, and when viewed on a mix-adjusted basis, according to our model, both our Q2 revenue and earnings per share would have exceeded the high end of our guidance range."

Operational Overview
For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at ptc.com.  Information about our bookings and other reporting measures is provided on page 4.

o	License and subscription bookings were $86 million; above the high end of the guidance range of $71 million to $81 million.

o
For the quarter, subscription bookings were approximately 54% of total bookings, well above our guidance assumption of 26% and up from 14% a year ago.  Based upon our model, this higher than guidance mix of subscription in the quarter, while expected to be positive long-term, reduced perpetual license revenue by approximately $24 million and reduced non-GAAP EPS by approximately $0.16 as compared to our guidance.  As a rule of thumb, our model indicates that, on an annual basis, every 1% change in subscription mix will impact annual revenue by $3 million, and annual non-GAAP EPS by $0.02.

o	Total subscription annualized contract value (ACV) was $23 million; above guidance of $10 million.

o
Software revenue, which reflects a higher mix of subscription than last year, was down approximately $24 million or 9% on a year-over-year, constant currency basis.  Our model indicates that the higher mix of subscription than last year lowered Q2'16 software revenue by approximately $30 million.

o	Annualized recurring revenue (ARR) was approximately $742 million at the end of the second quarter of fiscal 2016.

o	GAAP operating expenses were approximately $191 million; non-GAAP operating expenses were approximately $164 million. These results were at the low end of both the GAAP and non-GAAP guidance ranges.

o
Q2'16 GAAP operating margin was 1% and non-GAAP operating margin was 14%. Q2'15 GAAP operating margin was 1% and non-GAAP operating margin was 23%.  Based on our model, the higher mix of subscription in Q2'16 reduced Q2'16 non-GAAP operating margin by approximately 700 basis points as compared to guidance.

o
For Q2'16, we recorded a GAAP income tax expense of $1.6 million, or $0.01 per share and a non-GAAP income tax expense of $6.8 million, or $0.06 per share.  The non-GAAP tax rate for the quarter was 21%.

o
Cash flow from operations was $49 million.  Excluding $28 million paid in February in connection with the SEC and DOJ FCPA investigation related to our China business and $25 million paid in connection with the restructuring announced in October 2015, cash provided by operations for Q2'16 was $102 million and free cash flow was $97 million.  We did not purchase any shares in Q2'16, as our share repurchases are planned for the second half of FY'16.

o	We ended the quarter with total cash and cash equivalents of $368 million and total debt of $838 million.

Workforce Realignment
In October 2015, reflecting a realignment of resources toward higher growth opportunities and our commitment to operating margin improvement, we announced a plan to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities. This is expected to result in a restructuring charge of up to $50 million; of which $37 million was recorded in Q1'16 and $5 million was recorded in Q2'16, with the remainder expected to be recorded in Q3 and Q4 of FY'16.  Substantially all of the charges are attributable to termination benefits, most of which will be paid in FY'16.

FY'16 Business Outlook
For the quarter ending July 2, 2016 and fiscal year 2016, the company expects:

	Q3'16	Q3'16	FY'16	FY'16
($ in millions)	Low	High	Low	High

Subscription ACV(1)	$22	$24	$79	$84
License and Subscription Bookings(1)	90	100	357	377
Subscription % of Bookings(1)	48%	48%	44%	44%

Subscription Revenue	$32	$32	$115	$116
Support Revenue	159	159	649	650
Perpetual License Revenue	47	52	200	212
Total Software Revenue	238	243	964	978
Professional Services Revenue	49	49	196	197
Total Revenue	$287	$292	$1,160	$1,175

Operating Expense (GAAP)	$196	$198	$798	$802
Operating Expense (Non-GAAP)	167	169	656	660
Operating Margin (GAAP)	2%	4%	3%	4%
Operating Margin (Non-GAAP)	16%	17%	18%	19%
Tax Rate (GAAP)	10%	8%	10%	0%
Tax Rate (Non-GAAP)	10%	8%	10%	8%
Shares Outstanding	116	116	116	116
EPS (GAAP)	$0.01	$0.06	$0.11	$0.18
EPS (Non-GAAP)	$0.31	$0.36	$1.52	$1.62
Free Cash Flow(2)			$215	$225
(1)Explanation of these metrics is provided below.
(2)Free Cash Flow guidance is net cash provided by (used in) operating activities less capital expenditures, and excludes previously announced restructuring payments of approximately $50 million and the $28 million legal settlement in connection with the SEC and DOJ FCPA investigation related to our China business.

The Q3'16 and full year FY'16 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below and their income tax effects, as well as any discrete tax items (which are not known or reflected).  Additionally, the company is currently reviewing its financing structure and considering refinancing opportunities in the credit and debt markets; our guidance excludes the potential impact of any such potential refinancing.

($ in millions)	Q3'16	FY'16

Effect of acquisition accounting on fair value of acquired deferred revenue	$1	$3
Stock-based compensation expense	14	66
Intangible asset amortization expense	15	58
Acquisition-related charges	0	2
Restructuring charges	8	50
Non-operating credit facility refinancing costs	-	2
Total Estimated GAAP adjustments	$38	$182
Numbers may not sum due to rounding.

PTC's Second Quarter FY'16 Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks for the conference call and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, April 20, 2016. To access the live webcast, please visit PTC's Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 800-857-5592 or 773-799-3757 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 888-567-0385 and entering the pass code 1321. The archived webcast will also be available on PTC's Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

License Mix-Adjusted Metrics
These metrics assume that all new software and cloud services bookings since the start of FY'14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12 month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR)
We currently offer our solutions on premise, as a cloud service, and as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support.  Beginning in FY'16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis.  If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure.   Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the non-GAAP subscription and support software revenue for the quarter by the number of days in the quarter and multiplying by 365.  ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income.  Subscription and support revenue and ARR reported in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in reported ARR.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year's foreign currency exchange rates to reported results for the comparable prior year period.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue and costs, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, costs associated with our previously disclosed China investigation, certain identified non-operating gains and losses, the related tax effects of the preceding items, credit facility refinancing expenses and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC's financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.
PTC also provides information on "free cash flow" and "free cash flow return" to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures, and free-cash flow return is the value of shares repurchased divided by free cash flow.
Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our third quarter and full fiscal 2016 targets and other future financial and growth expectations, anticipated tax rates, and potential refinancing opportunities are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions at the rate we expect; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases; the resolution of the Securities and Exchange Commission and Department of Justice FCPA investigation may have collateral effects on our business in the United States and elsewhere; and we may be unable to complete any refinancing opportunities or that, if we do, expenses associated with our capital structure may increase.

In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC
PTC (NASDAQ: PTC) is a global provider of technology platforms and solutions that transform how companies create, operate, and service the "things" in the Internet of Things (IoT). The company's next-generation ThingWorx® technology platform gives developers the tools they need to capture, analyze, and capitalize on the vast amounts of data being generated by smart, connected products and systems. The company's field-proven solutions are deployed in more than 26,000 businesses worldwide to generate a product or service advantage. PTC's award-winning CEO, considered an industry thought leader, co-authored the definitive guides to the impact of the IoT on business in the Harvard Business Review.

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015

Revenue:
Subscription	$23,659	$15,765	$45,835	$29,988
Support	160,625	168,727	332,381	350,356
Total recurring software	184,284	184,492	378,216	380,344
Perpetual license	39,689	70,187	87,452	134,935
Total software	223,973	254,679	465,668	515,279
Professional services	48,654	59,440	97,976	124,282
Total revenue	272,627	314,119	563,644	639,561

Cost of revenue:
Cost of software revenue (1)	38,613	34,518	75,427	69,243
Cost of professional services revenue(1)	41,578	51,536	84,912	109,753
Total cost of revenue	80,191	86,054	160,339	178,996

Gross margin	192,436	228,065	403,305	460,565

Operating expenses:
Sales and marketing (1)	87,177	83,865	169,606	173,349
Research and development (1)	56,610	60,158	114,279	121,255
General and administrative (1)	33,916	32,394	72,483	67,524
Amortization of acquired intangible assets	8,396	9,173	16,746	18,586
Restructuring charges	4,579	38,487	41,726	38,232
Total operating expenses	190,678	224,077	414,840	418,946

Operating income (loss)	1,758	3,988	(11,535)	41,619
Other expense, net	(5,327)	(3,601)	(11,580)	(6,825)
Income (loss) before income taxes	(3,569)	387	(23,115)	34,794
Provision (benefit) for income taxes	1,604	(5,005)	5,950	(882)
Net income (loss)	$(5,173)	$5,392	$(29,065)	$35,676

Earnings (loss) per share:
Basic	$(0.05)	$0.05	$(0.25)	$0.31
Weighted average shares outstanding	114,563	114,944	114,354	115,147

Diluted	$(0.05)	$0.05	$(0.25)	$0.31
Weighted average shares outstanding	114,563	115,922	114,354	116,479

(1) The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Three Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015
Cost of software revenue	$1,100	$1,107	$3,005	$2,025
Cost of professional services revenue	1,279	1,504	2,730	3,193
Sales and marketing	3,777	3,545	8,059	6,746
Research and development	2,534	3,001	5,047	6,087
General and administrative	6,146	3,665	19,184	6,013
Total stock-based compensation	$14,836	$12,822	$38,025	$24,064

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015

GAAP revenue	$272,627	$314,119	$563,644	$639,561
Fair value adjustment of acquired deferred subscription revenue	777	590	965	1,272
Fair value adjustment of acquired deferred support revenue	-	265	-	730
Fair value adjustment of acquired deferred services revenue	286	278	595	535
Non-GAAP revenue	$273,690	$315,252	$565,204	$642,098

GAAP gross margin	$192,436	$228,065	$403,305	$460,565
Fair value adjustment of acquired deferred revenue	1,063	1,133	1,560	2,537
Fair value adjustment to deferred services cost	(125)	(151)	(257)	(257)
Stock-based compensation	2,379	2,611	5,735	5,218
Amortization of acquired intangible assets included in cost of software revenue	6,725	4,714	11,852	9,481
Non-GAAP gross margin	$202,478	$236,372	$422,195	$477,544

GAAP operating income (loss)	$1,758	$3,988	$(11,535)	$41,619
Fair value adjustment of acquired deferred revenue	1,063	1,133	1,560	2,537
Fair value adjustment to deferred services cost	(125)	(151)	(257)	(257)
Stock-based compensation	14,836	12,822	38,025	24,064
Amortization of acquired intangible assets included in cost of software revenue	6,725	4,714	11,852	9,481
Amortization of acquired intangible assets	8,396	9,173	16,746	18,586
Acquisition-related charges included in general and administrative costs	1,071	1,892	2,278	5,925
US pension plan termination-related costs	-	1,713	-	3,397
Restructuring charges	4,579	38,487	41,726	38,232
Non-GAAP operating income (2)	$38,303	$73,771	$100,395	$143,584

GAAP net income (loss)	$(5,173)	$5,392	$(29,065)	$35,676
Fair value adjustment of acquired deferred revenue	1,063	1,133	1,560	2,537
Fair value adjustment to deferred services cost	(125)	(151)	(257)	(257)
Stock-based compensation	14,836	12,822	38,025	24,064
Amortization of acquired intangible assets included in cost of software revenue	6,725	4,714	11,852	9,481
Amortization of acquired intangible assets	8,396	9,173	16,746	18,586
Acquisition-related charges included in general and administrative costs	1,071	1,892	2,278	5,925
US pension plan termination-related costs	-	1,713	-	3,397
Restructuring charges	4,579	38,487	41,726	38,232
Non-operating credit facility refinancing costs	-	-	2,359	-
Income tax adjustments (3)	(5,208)	(13,757)	(279)	(17,243)
Non-GAAP net income	$26,164	$61,418	$84,945	$120,398

	PTC Inc.
	NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), CONT'D.
	(in thousands, except per share data)

GAAP diluted earnings (loss) per share	$(0.05)	$0.05	$(0.25)	$0.31
Fair value of acquired deferred revenue	0.01	0.01	0.01	0.02
Stock-based compensation	0.13	0.11	0.33	0.21
Amortization of acquired intangibles	0.13	0.12	0.25	0.24
Acquisition-related charges	0.01	0.02	0.02	0.05
US pension plan termination-related costs	-	0.01	-	0.03
Restructuring charges	0.04	0.33	0.36	0.33
Non-operating credit facility refinancing costs	-	-	0.02	-
Income tax adjustments	(0.05)	(0.12)	(0.00)	(0.15)
Non-GAAP diluted earnings per share	$0.23	$0.53	$0.74	$1.03

GAAP diluted weighted average shares outstanding	114,563	115,922	114,354	116,479
Dilutive effect of stock based compensation plans	428	-	758	-
Non-GAAP diluted weighted average shares outstanding	114,991	115,922	115,112	116,479

(2) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015
GAAP operating margin	0.6%	1.3%	-2.0%	6.5%
Fair value of acquired deferred revenue	0.4%	0.4%	0.3%	0.4%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	5.4%	4.1%	6.7%	3.8%
Amortization of acquired intangibles	5.5%	4.4%	5.1%	4.4%
Acquisition-related charges	0.4%	0.6%	0.4%	0.9%
US pension plan termination-related costs	0.0%	0.5%	0.0%	0.5%
Restructuring charges	1.7%	12.3%	7.4%	6.0%
Non-GAAP operating margin	14.0%	23.4%	17.8%	22.4%

(3)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments for the three and six months ended April 4, 2015 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. However, for the six months ended April 2, 2016, because of low expected full year GAAP earnings combined with the relatively large year-to-date GAAP loss, the non-GAAP provision for the second quarter and first six months of 2016 calculated based on our historical methodology is not reflective of our full year expected non-GAAP tax rate. As a result, in the second quarter we changed our methodology for calculating our non-GAAP tax provision. For the six months ended April 2, 2016, our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 2,	September 30,
	2016	2015

ASSETS

Cash and cash equivalents	$368,456	$273,417
Accounts receivable, net	146,669	197,275
Property and equipment, net	62,867	65,162
Goodwill and acquired intangible assets, net	1,511,416	1,360,342
Other assets	322,094	313,717

Total assets	$2,411,502	$2,209,913

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$446,608	$386,850
Borrowings under credit facility	838,125	668,125
Other liabilities	272,665	294,767
Stockholders' equity	854,104	860,171

Total liabilities and stockholders' equity	$2,411,502	$2,209,913

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	April 2,	April 4,	April 2,	April 4,
	2016	2015	2016	2015

Cash flows from operating activities:
Net income (loss)	$(5,173)	$5,392	$(29,065)	$35,676
Stock-based compensation	14,836	12,822	38,025	24,064
Depreciation and amortization	22,291	20,968	42,904	42,205
Accounts receivable	28,398	(3,089)	63,617	22,711
Accounts payable and accruals	(28,067)	33,720	(17,692)	(17,198)
Deferred revenue	22,757	40,976	24,019	32,200
Income taxes	(5,471)	(13,612)	(8,826)	(16,565)
Excess tax benefits from stock-based awards	-	-	(56)	(163)
Other	(686)	(5,185)	(2,787)	(17,306)
Net cash provided by operating activities (4)	48,885	91,992	110,139	105,624

Capital expenditures	(4,681)	(6,160)	(8,866)	(14,107)
Acquisitions of businesses, net of cash acquired (5)	(99,411)	-	(164,191)	180
Proceeds (payments) on debt, net	120,000	(75,000)	170,000	(81,250)
Proceeds from issuance of common stock	-	3	1	6
Payments of withholding taxes in connection with
vesting of stock-based awards	(638)	(195)	(15,471)	(21,864)
Excess tax benefits from stock-based awards	-	-	56	163
Other financing & investing activities	-	-	(2,300)	(1,000)
Foreign exchange impact on cash	7,504	(3,877)	5,671	(13,591)

Net change in cash and cash equivalents	71,659	6,763	95,039	(25,839)
Cash and cash equivalents, beginning of period	296,797	261,052	273,417	293,654
Cash and cash equivalents, end of period	$368,456	$267,815	$368,456	$267,815

(4)   The three months ended April 2, 2016 include a $28 million legal settlement payment. The three and six months ended April 2, 2016 include $25 million and $42 million in restructuring payments, respectively. The three and six months ended April 4, 2015 include $5 million and $23 million in restructuring payments, respectively. The three and six months ended April 4, 2015 included $5 million and $15 million of voluntary contributions to a non-U.S. pension plan, respectively.

(5) We aquired Kepware, Inc. on January 11, 2016 for $99 million (net of cash acquired) and Vuforia on November 3, 2015 for $65 million (net of cash acquired).